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                                                                     EXHIBIT 5.1

                               [UNIFI LETTERHEAD]


August 7, 2000


Unifi, Inc.
7201 West Friendly Avenue
Greensboro, NC  27410

RE: Registration Statement on Form S-8 of the 1999 Unifi, Inc. Long-Term Incentive Plan

Gentlemen:

         I am the Corporate Secretary and General Counsel of Unifi, Inc., a New York corporation ("Corporation"). In that capacity I have acted as Counsel for the Corporation in connection with the registration on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") of the 1999 Unifi, Inc. Long-Term Incentive Plan. This opinion letter is Exhibit 5.1 to the Registration Statement.

         In rendering this opinion, I have examined such documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of public officials and officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to be as original documents and conformity to original documents of all documents submitted to me as certified or photostat copies.

         Based on the foregoing, I am of the opinion that Shares of the Corporation's Common Stock, $.10 par value, to be issued by the Corporation pursuant to the terms and conditions of the Plan, are legally authorized, and when such Shares shall have been issued upon the terms and conditions set forth in the Plan, then such Shares shall be validly issued, fully paid and nonassessable.

         I hereby consent (1) to be named in the Registration Statement as the attorney who passed upon the legality of the Shares, and (2) to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Charles F. McCoy
Corporate Secretary and General Counsel